Exhibit 16.1

June 5, 2025

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Presidio Property Trust, Inc. under Item 4.01 of its Current Report on Form 8-K dated June 5, 2025, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ Moss Adams LLP